Exhibit 99.1
FOR IMMEDIATE RELEASE
NetApp Names Tom Georgens CEO, Succeeding Dan Warmenhoven
Warmenhoven Named Executive Chairman in a Planned Transition
Sunnyvale, Calif.—August 19, 2009—NetApp (NASDAQ: NTAP) today announced that its Board of Directors appointed Tom Georgens as the company’s president and chief executive officer, succeeding Dan Warmenhoven, who led the company as CEO for the past 15 years. The transition in leadership, which is effective immediately, is the result of a management succession process.
Georgens, 49, has been president and chief operating officer and a member of the Board of Directors since February 2008. He joined NetApp in October 2005 as executive vice president and general manager of Enterprise Storage Systems and was named executive vice president of Product Operations in January 2007.
Warmenhoven, 58, continues as chairman of the Board of Directors. He also assumes the role of executive chairman, a newly created position to help build and expand relationships with certain strategic partners around the world, including service providers and key technology partners.
“Looking back, I am very proud that NetApp has achieved a leadership position in the storage market and now look forward to supporting Tom as he takes the company through the next stages of growth in a new era for the information technology (IT) industry,” said Warmenhoven. “Tom has demonstrated proven leadership capabilities in strategy development and day-to-day operations.”
“I am honored to follow in Dan’s footsteps,” said Georgens. “In just 15 years, NetApp has grown from a $14 million startup with 45 employees into a recognized market leader in networked storage and data management with $3.4 billion in annual revenues and approximately 8,000 employees around the world. Dan also helped to cultivate a unique corporate culture, which has resulted in NetApp consistently being recognized as a great place to work.”
Georgens added, “I am excited about leading NetApp forward at a time when the IT industry is at a critical inflection point that will create tremendous opportunities and inevitable challenges. We are committed to creating success for our customers and partners in this changing market environment.”
About NetApp
NetApp creates innovative storage and data management solutions that accelerate business breakthroughs and deliver outstanding cost efficiency. Discover NetApp’s passion for helping companies around the world go further, faster at www.netapp.com.
Press Contact:
Jodi Baumann
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